EXHIBIT 99.A9.3

Exhibit 24(b)(4)(o)(ii)

Guaranteed Minimum Death Benefit Endorsements (EA142, EA145)

ENDORSEMENT

This Endorsement is attached to and forms a part of the contract.

The Change of Ownership Upon Death of Owner section of the General Provisions is hereby amended by replacing condition 1 with the following:

1.	In the event of death of one Joint Owner, the surviving Joint Owner becomes the sole Owner and the contract continues. If the surviving Joint Owner is the spouse of the deceased Owner at the time of death and if the deceased Joint Owner was the Annuitant, then the Annuity Value as of the Death Report Day will be adjusted to equal the Death Benefit Proceeds as provided in the Death Benefit Provisions.

The last paragraph of the Alternative Election section of the Death Benefit Provisions is hereby replaced with the following:

Except in the event of Joint Owners, as provided in the Death of Annuitant During the Accumulation Period provision, if the sole Beneficiary is the spouse of the deceased Annuitant and is entitled to receive the Death Benefit Proceeds, then such Beneficiary may elect to become the new Annuitant and Owner and keep the Contract in force. The Annuity Value as of the Death Report Day will be adjusted to equal the Death Benefit Proceeds, as provided in the Death Benefit Provisions.

This Endorsement is effective as of the Contract Date unless a different Effective Date is shown here.

Except as otherwise set forth above, this Endorsement is subject to the exclusions, definitions, and provisions of the Contract.

ENDORSEMENT

This Endorsement is attached to and forms a part of the contract.

The Death of the Annuitant During the Accumulation Period section of the Death Benefit Provisions is hereby expanded by adding the following:

If the Owner who is the Annuitant dies during the Accumulation Period and the Beneficiary or Joint Owner, who is a natural person, is entitled to receive all or a portion of the death benefit proceeds but continues the Contract or elects payment options (1) or (3), We will reset the Death Benefit Provisions based upon the age of such Beneficiary or Joint Owner.

This Endorsement is effective as of the Contract Date unless a different Effective Date is shown here.

Except as otherwise set forth above, this Endorsement is subject to the exclusions, definitions, and provisions of the Contract.